UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      June 14, 2011

Southern Connecticut Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	000-49784	06-1609692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Church Street
New Haven, Connecticut		06510
(Address of Principal Executive Offices)		(Zip Code)
(203) 782-1100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (ee General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2011, the Board of Directors of Southern Connecticut Bancorp, Inc. (the “Company”) appointed Sunil Pallan, age 49, as President of the Company effective June 14, 2011.  Mr. Pallan has been serving as Interim President of the Company and the Company’s primary subsidiary, The Bank of Southern Connecticut (the “Bank”), since April 8, 2011.  He will continue to serve as Interim President of the Bank pending receipt of all required regulatory approvals.

Mr. Pallan, who has been employed by the Bank since 2005, will continue to hold his current position as Chief Credit Officer of the Bank.  He was appointed Senior Vice President and Chief Credit Officer of the Bank in March 2008.  He was Vice President of Loan Administration and Chief Credit Officer from January 2008 to March 2008.  Prior to that, Mr. Pallan worked for the Bank as Vice President of Loan Administration from January 2007 to January 2008; Assistant Vice President and Loan Administration Manager from July 2006 to January 2007; and  Loan Administration Officer from February 2006 to July 2006.  He began his career with the Bank as a credit analyst from October 2005 to February 2006.

Mr. Pallan’s annual base salary and employee benefits will not change as a result of his being named President of the Company.  He will continue to earn the same annual base salary of $175,000 that he earned as Interim President of the Company and the Bank and have the same employee benefits that he had as Interim President of the Company and the Bank.

The Company and the Bank previously entered into an employment agreement, dated as of January 1, 2011, with Mr. Pallan (the “Agreement”) pursuant to which Mr. Pallan will serve as Senior Vice President and Chief Credit Officer of the Bank through December 31, 2012, unless the Bank terminates the Agreement earlier under the terms of the Agreement.  The Agreement provided for an annual base salary of $140,000 from January 1, 2011 to December 31, 2012 for Mr. Pallan, who was eligible for salary increases and other merit bonuses at the discretion of the Company’s Board of Directors.  As previously reported on a Form 8-K filed on April 20, 2011, the Joint Compensation Committee of the Company and the Bank approved on April 14, 2011 a $35,000 increase in Mr. Pallan’s annual salary to $175,000 effective April 8, 2011 to compensate Mr. Pallan for his additional duties as Interim President of the Company and the Bank.  All other terms and conditions of Mr. Pallan’s existing employment agreement, dated as of January 1, 2011, with the Company and the Bank remained unchanged.

Mr. Pallan is provided with health and life insurance comparable to coverage provided to other officers of the Bank and reimbursed for certain business expenses.  He is eligible to participate in the profit sharing or 401(k) plan of the Company (or its subsidiaries).

If  Mr. Pallan’s employment is terminated as a result of a “Business Combination” (as such term is defined in the Agreement), Mr. Pallan will, subject to certain conditions, be entitled to receive a lump sum payment in an amount equal to two times the total of his then current base annual salary plus the amount of any bonus for the prior calendar year in the event that (i) Mr. Pallan is not offered a position with the remaining entity at his then current base annual salary (subject to the remaining entity having a reasonable opportunity to remedy the situation), (ii) Mr. Pallan determines in his sole discretion that the position offered by the remaining entity is inconsistent with his current position (subject to the remaining entity having a reasonable opportunity to remedy the situation), (iii) Mr. Pallan’s office is relocated more than 25 miles from its location as of the date of the Agreement or (iv) Mr. Pallan is terminated (other than for certain specified events that constitute cause or as the result of his death or disability) or his office is relocated, within two years following a “Business Combination.”  In any such event, Mr. Pallan will also be entitled to (a) an acceleration of vesting of all stock options and restricted stock previously granted to him and (b) a continuation of benefits under the Agreement for the balance of the unexpired term of his employment, which will be paid at his option as a lump sum payment or ratably over the balance of the unexpired term.

The above description of the Agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the Agreement which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2011.

ITEM 5.07. Submission of Matters to a Vote of Security Holders.

On June 14, 2011, the annual meeting of shareholders of the Company was held (the “Annual Meeting”).  A total of 1,971,001 of the Company’s shares of common stock were present or represented by proxy at the Annual Meeting.  The Company’s shareholders took the following actions:

Proposal #1:

The election of two persons, named in the proxy statement for the Annual Meeting, to serve as Class I directors of the Company for three year terms ending at the 2014 Annual Meeting.  The following are the two Class I directors elected at the Annual Meeting with the number of shares votes “For” and “Withheld” as well as the number of abstentions and broker non-votes.

Name	For	Withheld	Abstentions	Broker Non-Votes
Carl R. Borelli	640,036	405,727	0	925,238
Alphonse F. Spadaro, Jr.	657,629	388,134	0	925,238

Proposal #2:

The ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.  The number of shares voted “For” and “Against” this proposal, as well as the number of abstentions and broker non-votes, is as follows:

For	Against	Abstentions	Broker Non-Votes
1,847,989	119,918	3,094	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2011	SOUTHERN CONNECTICUT BANCORP, INC. By: /s/ Stephen V. Ciancarelli Stephen V. Ciancarelli Senior Vice President and Chief Financial Officer